Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable July 30, 2008 to stockholders of record on July 21, 2008.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended May 30, 2008 was $.01 compared to $.05 for the thirteen weeks ended June 1, 2007. Net sales increased 2% for the current quarter, and were $29,846,874 versus $29,281,775 for the same period last year. The Company continues to show sales growth despite the economic slow down.

For the fifty-two weeks ended May 30, 2008, basic and diluted income per share was $.10 per share compared to $.10 for the same period last year. Total net sales were $113,379,832 this year compared to $110,826,925 last year, an increase of 2%.

Operating income was $1,557,934 compared to $1,368,090, up an impressive 14% over the prior year. Margins grew 3% thanks to improved operations and new product expansion.

The Company is in the process of making strategic changes in its distribution system to offset escalating fuel and commodity costs.

The following is a summary of net sales and income information.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 30, 2008	June 1, 2007	May 30, 2008	June 1, 2007

Net sales	$ 29,846,874	$ 29,281,775	$113,379,832	$110,826,925

Income before income taxes	246,576	1,076,112	1,894,800	2,015,139
Income taxes	129,916	455,401	767,232	801,905
Net income	$ 116,660	$ 620,711	$ 1,127,568	$ 1,213,234

Basic and diluted income per share	$ 0.01	$ 0.05	$ 0.10	$ 0.10

Basic weighted shares outstanding
	11,789,305	11,835,330	11,815,621	11,835,330

Diluted weighted shares outstanding
	11,789,305	11,835,330	11,815,621	11,835,330

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132